Exhibit 99.1

GXS Worldwide, Inc. Announces Expiration of its Registered Exchange Offer

September 13, 2010 — GAITHERSBURG, MD.  GXS Worldwide, Inc. announced today that its offer to exchange (the "Exchange Offer") any and all of its outstanding existing 9.75% Senior Secured Notes due 2015 (the "Old Notes") that were issued in a private placement for 9.75% New Senior Secured Notes due 2015 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended, expired at midnight, New York City time, on Friday, September 10, 2010. The company has been advised that tenders with respect to approximately $683.2 million aggregate principal amount of the Old Notes, out of a total of $785.0 million aggregate principal amount outstanding, were received prior to the expiration of the Exchange Offer. The company expects to complete the Exchange Offer and issue the New Notes in exchange for the Old Notes on or about September 15, 2010, subject to certain customary conditions.

This announcement is not an offer to exchange or buy, or a solicitation of an offer to exchange, buy or sell, any of the company’s securities. The Exchange Offer is being made solely by the Prospectus dated August 11, 2010, as filed with the Securities and Exchange Commission (the “SEC”). The completion of the Exchange Offer remains subject to the terms and conditions stated therein.  U.S. Bank National Association is acting as the exchange agent for the Exchange Offer and can be contacted at (615) 251-0733.

About GXS
GXS is a leading global provider of B2B e-commerce solutions.  The company’s software and services simplify and enhance how networks of businesses integrate business processes and collaborate among trading partners. Organizations worldwide, including more than 75 percent of the Fortune 500, use GXS solutions to extend their supply chain networks, optimize product launches, automate warehouse receiving, manage electronic payments and gain supply chain visibility.  Based in Gaithersburg, Maryland, GXS has operations and offices around the world.  For more information, see http://www.gxs.com.

Forward-Looking Statements
This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the company's public filings with the SEC, including its Registration Statement on Form S-4, as amended and filed on August 10, 2010, and its Prospectus dated August 11, 2010, as filed on August 11, 2010. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise.

Investor Relations:
John Duvall
Chief Financial Officer
GXS
(301) 340-4727
john.duvall@gxs.com
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